PRESS RELEASE

FOR:	STRATASYS, INC.

CONTACT:	Shane Glenn, Director of Investor Relations
(952) 294-3416, sglenn@stratasys.com
Tom Stenoien, Chief Financial Officer
(952) 937-3000

FOR IMMEDIATE RELEASE

STRATASYS RELEASES FINANCIAL GUIDANCE FOR FISCAL YEAR 2005
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MINNEAPOLIS, Feb. 16, 2005 - Stratasys, Inc. (Nasdaq: SSYS) today released the following financial guidance for its fiscal year ending Dec. 31, 2005:
•	Stratasys anticipates revenue of $84 million to $89 million, an increase of 20% to 27% over fiscal 2004, and an upward revision of the previous fiscal 2005 revenue guidance of 18% to 25% growth.
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The company expects a higher corresponding growth rate in earnings in fiscal 2005 of 26% to 33%, or $1.07 to $1.12 per diluted share. The earnings per diluted share figures do not give effect to the cost associated with expensing stock option-based compensation, which is expected to become mandatory in mid-2005.

The company’s financial guidance assumes the following regarding fiscal 2005:
•	Primary growth drivers will include 3D printers, consumables, as well as the company’s emerging paid-parts business.
•	Research and development expenses of $6.3 million to $6.7 million.
•	Operating margins between 20% and 22%.
•	Tax rate between 37% and 39%.

About Stratasys, Inc.
Stratasys, Inc. is a worldwide provider of office prototyping and 3D printing solutions. The company manufactures rapid prototyping (RP) and 3D printing systems for the automotive, aerospace, industrial, recreational, electronic, medical, consumer products OEM, and education markets. The company’s patented Fused Deposition Modeling (FDM) rapid prototyping processes create precision three-dimensional plastic and wax prototyping parts directly from 3D computer-aided-design (CAD) systems. Stratasys holds more than 110 granted and pending patents worldwide focused on rapid prototyping. According to Wohlers Report 2004, Stratasys was the RP market unit leader in 2003 with 37 percent of all RP systems shipped worldwide that year. The company is located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020, and on the Web at www.Stratasys.com and www.DimensionPrinting.com.

All statements herein that are not historical facts or that include such words as “expect”, “anticipates”, “project”, “estimates” or “believe” or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our Dimension BSTTM, Dimension SSTTM, Prodigy Plus, FDM MaxumTM, FDM VantageTM, and TitanTM product lines; the size of the 3D printing market; our ability to penetrate the 3D printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Eden line; and the other risks detailed from time to time in our SEC Reports, including the reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004, and on Form 10-K for the year ended December 31, 2003.

This release is also available on the Stratasys Web site at www.Stratasys.com.